SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 20, 2007

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously reported, most recently in our Form 10-Q for the quarter ended June 30, 2007, on June 4, 2007, Northern States Power Company, a Minnesota corporation, (NSP-Minnesota) and wholly owned subsidiary of Xcel Energy, recommended lengthening the life of the Monticello nuclear plant by 20 years effective Jan. 1, 2007, as well as certain other smaller life adjustments as part of its annual review of remaining lives depreciation filing.

On July 9, 2007, the Minnesota Department of Commerce (MDOC) recommended approval of the longer lives and sought an adjustment to rate base to be used in the next electric rate case that will hold ratepayers indifferent to this change in remaining lives between rate cases. On July 19, 2007, Xcel Energy filed replies agreeing with the MDOC’s recommendation and specifying the calculation of any potential future adjustment. Xcel Energy calculated the revenue requirement associated with this adjustment to be approximately $1.4 - $2.8 million, depending on the timing of the next electric rate case.

On Sept. 20, 2007, the Minnesota Public Utilities Commission (MPUC) approved NSP-Minnesota’s remaining lives depreciation filing lengthening the life of the Monticello nuclear plant by 20 years retroactive to Jan. 1, 2007 as well as certain other smaller life adjustments. These adjustments, of approximately $31 million, will be reflected in NSP-Minnesota’s financial statements for the quarter and period ended Sept. 30, 2007 as a reduction of depreciation expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

September 21, 2007